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                                                                   Exhibit 23.2


               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of Radiance Medical Systems, Inc. for the registration of 142,857 shares of its common stock and to the incorporation by reference therein of our report dated February 18, 1999, except for the fifth paragraph of Note 1, as to which the date is April 14, 2000, with respect to the consolidated financial statements and schedules of Radiance Medical Systems, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 1999, filed with the Securities and Exchange Commission.



                                              /s/ ERNST & YOUNG LLP



Orange County, California
December 19, 2000